UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

At the annual meeting of stockholders on July 27, 2007, the Company’s stockholders approved the adoption of the 2007 Stock and Incentive Compensation Plan (the “2007 Plan”). The Company’s board of directors had approved the 2007 Plan, subject to stockholder approval, on May 25, 2007. The Company has reserved a total of 500,000 shares of common stock for issuance pursuant to awards under the 2007 Plan. The 2007 Plan amends the Almost Family, Inc. Amended and Restated 2000 Stock Option Plan to immediately terminate the right to make additional grants under that plan.

The 2007 Plan authorizes the granting of awards, including shares of common stock, in any combination of the following:

•	stock options, including incentive stock options and nonqualified stock options;
•	stock appreciation rights;
•	restricted stock awards;
•	performance share or cash awards; and
•	restricted stock units.

Persons eligible for awards under the 2007 Plan are employees or non-employee directors of, or independent contractors to, the Company or one of its subsidiaries who are selected by the Compensation Committee or such other committee appointed by the board of directors to administer the 2007 Plan. Only employees are eligible to be awarded incentive stock options.

The summary description of the 2007 Plan included under the heading “Approval of the 2007 Stock and Incentive Compensation Plan” included in the Company’s proxy statement filed with the Securities and Exchange Commission on June 25, 2007, is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2007	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer